Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Bandwidth Inc. for the registration of its Class A common stock, preferred stock, and warrants and to the incorporation by reference therein of our report dated February 26, 2018, with respect to the consolidated financial statements of Bandwidth Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Raleigh, North Carolina
December 21, 2018